Exhibit 99.1

CONTACT: BARRY BORODKIN	TEL 212-242-5444	FAX 212-206-0011
RE: EXX INC

TO: PR NEWSWIRE 1-800-321-8169

EXX INC

Suite 689

1350 East Flamingo Road

Las Vegas, NV 89119

EXX’S NEWCOR SUBSIDIARY ANNOUNCES NEW MULTI

MILLION DOLLAR SUPPLY CONTRACT WITH MAJOR

CUSTOMER FOR PRECISION-MACHINED PARTS

Las Vegas, NV. October 3, 2003—EXX INC (Amex: EXX-A and EXX-B) today reported that the Deco Engineering unit of EXX’s Newcor, Inc. subsidiary has entered into a new supply contract with one of its major customers for a period in excess of three years. During 2002, the customer had notified Newcor that it would not renew its former supply agreement when its term expired in January 2003. The new supply contract assures the Newcor unit of a long-term supplier relationship with the customer on various parts currently in production, as well as certain additional benefits to other Newcor units dealing with the customer’s affiliates.

In 2002, Newcor—which was a stand-alone public reporting company until January 2003—had publicly announced the notice of non-renewal of the prior agreement. Sale of products under the former contract represented approximately 17 % and 15 % of Newcor’s total sales for the year ended December 31, 2002 and the first nine months of calendar year 2003, respectively. Notwithstanding the termination, at the customer’s request Newcor has continued to supply the customer with all its requirements for the product since January 31, 2003 and the new contract provides for Newcor to continue to do so until November 30, 2003, after which the contract provides for Newcor to supply a portion of the customer’s requirements.

Newcor recognized an impairment charge of $29.1 million in the quarter ended June 30, 2002 as a result of the notice of termination of the former agreement. Newcor ceased to be a separately reporting company as a result of EXX increasing its ownership from 30% to almost 100% in connection with Newcor’s emergence from Chapter 11 proceedings, at which time Newcor became a consolidated subsidiary of EXX for financial reporting purposes.

In order to achieve this new long-term contract certain price concessions were given to the customer. These price reductions will reduce the Newcor unit’s profit margins, however, Newcor believes that it will continue to recognize an acceptable level of profit margins, while it adjusts to the new volume levels and focuses on adding new business to replace the reduced volume of sales to this customer.

The above results of operations contain certain forward-looking statements which are covered under the safe harbor provisions of the Private Securities Legislation Reform Act of 1995 with respect to the Company’s future financial performance. Although EXX INC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause EXX INC’s actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from EXX INC’s expectations include, without limitation, changes in manufacturing and shipment schedules, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks.